Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Issuer Common Stock. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

KINGSWOOD CAPITAL MANAGEMENT, L.P.

Date: February 10, 2020	By:	/s/ Alexander M. Wolf
	Name:	Alexander M. Wolf
	Title:	Managing Partner

STRATOSPHERE HOLDCO, LLC

	By:	Kingswood Capital Management, L.P., its manager

Date: February 10, 2020	By:	/s/ Alexander M. Wolf
	Name:	Alexander M. Wolf
	Title:	Managing Partner

Date: February 10, 2020
/s/ Alexander M. Wolf
Alexander M. Wolf